                                                                      EXHIBIT 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)

                                                     Twelve Months                             Twelve Months
                                                  Ended September 30,                        Ended December 31,
                                                  -------------------      -----------------------------------------------------
                                                   2003        2002        2002        2001        2000        1999        1998
--------------------------------------------------------------------       -----------------------------------------------------
CONSOLIDATED INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                    744.4       554.6       662.3       453.7       455.9       529.6       431.6

ADJUSTMENTS:
  Distributed (Undistributed) equity income            -        (1.0)       (2.5)        2.2        (5.5)       (5.8)       (0.4)
  Fixed charges *                                  101.7       126.3       124.4       165.9       190.5       181.7       162.2
--------------------------------------------------------------------       -----------------------------------------------------
Earnings available                                 846.1       679.9       784.2       621.8       640.9       705.5       593.4

*FIXED CHARGES:
  Interest on long-term and short-term debt         95.6       120.4       117.9       161.4       172.0       167.5       147.2
  Portion of rentals representing interest           6.1         5.9         6.5         4.5        18.5        14.2        15.0
--------------------------------------------------------------------       -----------------------------------------------------
Total Fixed Charges                                101.7       126.3       124.4       165.9       190.5       181.7       162.2

RATIO OF EARNINGS TO FIXED CHARGES                  8.32        5.38        6.30        3.75        3.36        3.88        3.66
====================================================================       =====================================================

Prior periods have been restated to reflect discontinued operations.